Exhibit 99.2

INFORMATION ABOUT HOST DIGITAL INC.

Unless the context otherwise requires, references to “Host Digital”, the “Company”, “we”, “our” and “us” refers to Host Digital Inc. and its consolidated subsidiaries following the completion of its merger with Host Digital Infrastructure LLC, unless otherwise indicated.

Business Overview

We are a pure-play vertically integrated digital infrastructure platform, serving as owner and operator of institutional quality data centers in the United States, focused on supporting artificial intelligence (“AI”) and high-performance computing (“HPC”) workloads. Our strategy is focused aggregation and control of powered assets, with a mix of on-grid (controlled with long term power purchase agreements with the utility) and behind-the-meter or private grid power. We plan to integrate power procurement, site development and delivery of fully commissioned data centers on both a powered-shell and turnkey basis, and contract our capacity to Tier 1, AI compute and enterprise customers under long-term lease arrangements with credit-enhanced counterparties.

We partner with our sponsor, Host Infrastructure Holdings LLC (“Sponsor”), pursuant to a Preferential Rights Agreement whereby our Sponsor provides us with an exclusive right of first offer and right of first refusal to acquire key assets being developed by our Sponsor to be contributed to a public company, which we believe will help support our growing data center platform. Under the Preferential Rights Agreement, for 24 months we will have priority with respect to acquisitions of all data center assets being acquired and developed by our sponsor and its affiliates.

Our team is highly experienced with building digital infrastructure platforms, both at the data center level and in the capital markets, led by Chief Executive Officer Harmol Samra, who in his previous roles at ICONIQ Capital and Starwood Capital helped build large real estate and data center platforms. During his time at ICONIQ, he helped build one of the largest digital infrastructure development platforms in the world, IPI, prior to its sale to Blue Owl, and Chairman Shawn Matthews, the former CEO of Cantor Fitzgerald.

Following the Merger (as defined below), our legacy natural and organic grocery retail operations continue as a division of the combined company. Through our subsidiaries, these operations include Ada’s Natural Market, Paradise Health & Nutrition, Mother Earth’s Storehouse, Green’s Natural Foods, Ellwood Thompson’s and GreenAcres Market, as well as our online vitamin, supplement and personal care products business operated through Healthy U Wholesale, Inc.

Recent Developments

Closing of the Merger with Host LLC

On September 17, 2026, we completed our previously announced business combination with Host Digital Infrastructure LLC (“Host LLC”) pursuant to the Agreement and Plan of Merger, dated as of May 27, 2026 (the “Merger Agreement”), by and among the Company, Host LLC and our wholly owned subsidiary, Healthy Choice Wellness II Corp. (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into Host LLC, with Host LLC surviving as our wholly owned subsidiary (the “Merger”). In connection with the Merger, the outstanding equity interests of Host LLC were converted into the right to receive shares of our Class A common stock, par value $0.001 per share (the “Common Stock”) and/or pre-funded warrants to purchase shares of our Common Stock, in each case, in accordance with the terms of the Merger Agreement.

In connection with the closing of the Merger, we changed our corporate name from “Healthy Choice Wellness Corp.” to “Host Digital Inc.”, effective as of September 17, 2026.

Reverse Stock Split

On August 27, 2026, our board of directors (the “Board”) approved a one-for-35 reverse stock split of our Common Stock (the “Reverse Stock Split”), following approval by our stockholders of an amendment to our certificate of incorporation authorizing the Board to effect a reverse stock split at a ratio of up to and including one-for-100. The Reverse Stock Split became effective at 11:59 p.m., Eastern Time, on August 28, 2026, and our Common Stock began trading on a split-adjusted basis on the NYSE American at market open on August 31, 2026. As a result of the Reverse Stock Split, every 35 shares of our Common Stock issued and outstanding immediately prior to the effective time were automatically converted into one share of our Common Stock, without any change in the par value per share. No fractional shares were issued in connection with the Reverse Stock Split; fractional shares otherwise issuable to a stockholder were rounded up to the next whole share after aggregating all fractional shares issuable to such stockholder.

Unless otherwise indicated, all share and per-share amounts presented herein have been adjusted to reflect the Reverse Stock Split.

Business Strategy

Our business strategy is focused on the development, acquisition, ownership, and operation of medium-to-large scale, power-advantaged data centers with long-term contracted tenancy with Tier 1 clients. The key elements of our strategy are:

●	Power-First Site Sourcing. We prioritize sites with executed or executable power agreements, with scalable capacity over its hold and access to long-duration, cost-competitive electricity rates.

●	Control of Core Infrastructure. We seek to retain ownership or long-term control of key infrastructure assets, including land, interconnection rights, executed utility service agreements, electrical and cooling infrastructure and, where appropriate, on-site generation.

●	Long-Term Contracting with Strong Tenants. We seek to enter into leases with contracted rent and market standard escalators, and renewal options, with credit support from credit-enhanced counterparties.

●	Phased, Scalable Development. We aim to acquire campuses ready for phased build-out, aligned with customer deployment schedules and power availability.

●	Brownfield Conversion Where Available. Where suitable, we may repurpose existing energized industrial facilities and completed substation infrastructure to reduce development, interconnection and ramp-up risk relative to greenfield development.

●	Private Grid / Behind the Meter Where Available. Wherever possible, we seek to augment grid capacity with novel generation from a variety of power sources.

The Project Facility – Northeast Oklahoma

On November 25, 2025, we entered into a lease agreement (the “Property Lease”) for a facility located in northeastern Oklahoma (the “Project Facility”), with Host LLC as lessee and the current owner as lessor. Pursuant to the Property Lease, we have the right to occupy and prepare the Project Facility for data center development. The annual base rent under the Property Lease is $495,581. In addition, we are responsible for ongoing monthly expenses of approximately $6,500 under the Property Lease. On March 26, 2026, we exercised the purchase option contained in the Property Lease, which gives us the right to purchase the Project Facility. The purchase agreement was executed in June 2026, which also reflects the exercise of our option to purchase the Project Facility’s parking lot. The purchase price for the Project Facility, inclusive of the parking lot, under the purchase agreement is $27.7 million. Host Digital expects to complete the acquisition by September 26, 2026.

On August 7, 2026, we entered into a 15-year lease with one of the world’s largest privately held cloud infrastructure companies, pursuant to which we will provide 43 MW of critical IT load capacity at the Project Facility (the “Lease”). The Lease is structured on a take-or-pay basis, and is expected to be supported by a backstop from an investment-grade technology company, which backstop has not yet taken effect and is subject to the completion of our anticipated project financing, with aggregate base-term contracted rent of approximately $1.25 billion, inclusive of 3% annual escalators. The Lease may be renewed for a total Lease term of 30 years. The Project Facility is not currently generating revenue and the Lease is expected to commence in the first quarter of 2027, which is when we expect to deliver to the tenant the Project Facility.

The service level agreement (the “SLA”) with the tenant is in line with market standards. The SLA provides significant monthly abatements in the event of outages of significant duration (with abatements ranging from 10% of monthly rent for the affected racks to 100% depending on the cumulative duration of the outage). Total rent abatements payable on account of service level failures in any given calendar month are capped at 100% of the monthly base rent payable in such calendar month (i.e. base rent abatements are not compounding or cumulative across multiple months).

Development Pipeline and Preferential Rights Agreement

Our initial asset is the development of the Project Facility, which we acquired through the Merger. Separately our Sponsor holds or controls a pipeline of additional data center development opportunities held in project site acquisition subsidiaries (each, a “Project Subsidiary”). We do not own these Project Subsidiaries. Currently, the Sponsor’s pipeline consists of sites with an aggregate of approximately 450 MW at various and preliminary stages of development and site control across multiple markets, certain of which are associated with prospective or signed tenant arrangements.

In connection with the Merger, we entered into a Preferential Rights Agreement with the Sponsor. Under the agreement, if the Sponsor markets or determines to contribute, sell, or otherwise dispose of a Project Subsidiary to a public company vehicle, we have a right of first offer to acquire that Project Subsidiary (exercisable within 30 days), and if the Sponsor receives an unsolicited third-party offer it desires to accept, we have a right of first refusal to acquire that Project Subsidiary on the same terms (exercisable within five days). The Sponsor is not obligated to develop, retain, or contribute any Project Subsidiary, and if we do not exercise our rights, the Sponsor may transact with third parties. The agreement expires on the second anniversary of its effective date. Because the Sponsor is controlled by, among others, our chief executive officer and one of our stockholders who owns a substantial interest in our company, we have determined that the Preferential Rights Agreement is a related-party arrangement. See “Risk Factors” and “Certain Relationships and Related Person Transactions” below. Because the assets in the Sponsor’s pipeline are owned by the Sponsor and not by us, and our ability to acquire these assets is subject to the Preferential Rights Agreement. Neither the Preferential Rights Agreement nor any other agreement prohibits us from acquiring, owning, or developing data center projects on our own or with parties other than the Sponsor.

The base price of our initial asset was $425 million under the Merger Agreement. Newmark, a third-party firm that, in part, provides valuations, provided an indicated valuation range for the Northeast Oklahoma facility of approximately $676 million to $954 million, based on an indicated capitalization rate range of 5.0% to 6.5%. The negotiated base price represents an implied discount of approximately 48% to the midpoint of that indicated range. The Newmark indicated valuation is an estimate based on assumptions and does not represent an offer to purchase or a determination of fair value; there can be no assurance that we would realize the indicated value upon a sale, financing, or otherwise. See “Risk Factors” below.

We intend to fund the $27.7 million purchase price following the closing of the Merger through project financing in connection with the development of the Project Facility from one or more lenders, the terms of which are currently being negotiated. There can be no assurance that project financing will be available on acceptable terms or within the time required to complete the acquisition by September 26, 2026. In the event the acquisition of the Project Facility is not consummated by September 26, 2026, for any reason, we have the right to request two additional 30-day extensions of the purchase option deadline from the seller, if required. Our acquisition of the Project Facility is at our option, and we are under no obligation to consummate the acquisition or to obtain project financing. The scheduled closing date under the purchase agreement is October 1, 2026, and we have the unilateral right, exercisable by delivery of notice to the seller prior to the then-scheduled closing date, to extend the closing date for two consecutive 30-day periods. If we do not obtain project financing on acceptable terms prior to the extended closing date and the acquisition of the Project Facility is not consummated, we would be in breach of the purchase agreement and could be subject to claims by the seller for damages or specific performance, and could forfeit any deposit paid in connection with the purchase agreement. Any such claim, if successful, could adversely affect our liquidity and ability to develop the Project Facility. If the acquisition of the Project Facility is not consummated, we would continue to hold our rights as lessee under the Property Lease, which has approximately five years of remaining term, and would continue to own the Electric Service Agreement (as defined below) and the adjacent land we acquired for approximately $33.5 million, each of which would remain available to support our operations and our performance of our obligations under the Lease, irrespective of whether we consummate the acquisition of the Project Facility.

Development and Construction. The Project Facility consists of an existing building that will be retrofitted and built out as a data center for artificial intelligence and/or high-performance computing in accordance with specifications agreed to with the Tenant. The majority of the required construction will occur within the existing building structure. The Project Facility is expected to be delivered as a single phase. The estimated cost of the required buildout and the anticipated completion date are currently being finalized in coordination with the Tenant’s design specifications, which are in the final stages of development.

Alternative Facilities. The identification and evaluation of sites to be developed for use as an AI or HPC data center is part of the ordinary course of our business as a digital infrastructure owner. As of the date hereof, no specific alternative facilities have been identified or pursued as a replacement for the Project Facility. In the event that the acquisition of the Project Facility is not consummated for any reason, we reserve the right to identify, acquire and/or develop one or more alternative facilities in the ordinary course of our business development activities.

Acquisition of T-20 Mining LLC. In February 2026, we acquired T-20 Mining LLC (“T-20”), a Delaware limited liability company that held an Electric Service Agreement (“Electric Service Agreement”) with the applicable utility provider for the Project Facility’s location, for an aggregate purchase price of approximately 33.5 million. The Electric Service Agreement provides us with a contractual right to a specified level of electrical power capacity at the Project Facility, a critical infrastructure asset for the Project Facility to be used as a data center by the Tenant. The acquisition of T-20 was undertaken specifically to secure power access at the Project Facility and is directly related to our intended use of the Project Facility. For information regarding certain related-party financing used in connection with the acquisition of T-20, see “Certain Relationships and Related Person Transactions” below.

Grocery Operations. We operate full-service natural and organic grocery stores throughout six regional natural-foods banners: Ada’s Natural Market, a full-service grocery store, and Greenleaf Grill, Ada’s flagship fast-casual in-store restaurant, serving Fort Myers, FL; Greens Natural Foods stores in New Jersey and New York; Paradise Health & Nutrition, with locations in the greater Melbourne, Florida area; Mother Earth’s Storehouse, located in Hudson Valley, NY; Ellwood Thompson’s, located in Richmond, Virginia; and GreenAcres Market, with stores located in Oklahoma and Kansas. We have retail stores in Florida, New York, New Jersey, Virginia, Kansas and Oklahoma. We consider these locations strategically important to our operations, serving key markets in the Southeastern, Northeastern, and Midwestern United States. We offer high-quality products and brands, including an extensive selection of widely recognized natural and organic food, dietary supplements, body care products, pet care products and books. We operate our stores in compliance with National Organic Program standards, which restrict the use of certain substances for cleaning and pest control and require rigorous recordkeeping, among other requirements. Our Grocery operating segment has been aggregated with our Wellness operating segment into a single reportable segment under ASC 280, given their shared economic characteristics and similarities in products sold, acquisition process, customer base, distribution methods and regulatory environment. Following the Merger, our existing grocery retail operations continue to operate as a division of the combined company.

Power Strategy

Our power strategy emphasizes reliability, cost-competitiveness and responsible integration with regional electric grids. Across our identified development opportunities, we target a meaningful share of capacity to be supported by behind-the-meter power resources, with the balance served by contracted utility-supplied electricity. On our first asset, the power is supplied by Public Service Company of Oklahoma (PSO) under the executed Electric Service Agreements described above; the project contemplates behind-the-meter generation for potential future expansion.

Competition

The market for digital infrastructure serving HPC and AI workloads is competitive. We compete with data center REITs, independent data center developers and colocation providers, hyperscale cloud platforms (which also build their own data centers), infrastructure funds, AI cloud providers and, in certain cases, digital asset miners with energized infrastructure suitable for HPC use. Principal competitive factors include site and power availability, delivered power economics, speed to market, execution capability, access to capital and customer relationships. Many of our competitors have substantially greater financial, operational and technical resources than we do.

The industry of our grocery and dietary supplement retail business is large, fragmented and highly competitive, with few barriers to entry. Our competition varies by market and includes conventional supermarkets, independent health food stores, dietary supplement retailers, drug stores, farmers’ markets, food co-ops, mail order and online retailers and multi-level marketers. These businesses compete with our grocery and dietary supplement retail business segment for customers on the basis of price, selection, quality, customer service, shopping experience or any combination of these or other factors. They also compete with us for products and locations. In addition, some of our competitors are expanding to offer a greater range of natural and organic foods. We believe our commitment to carrying only carefully vetted, affordably priced and high-quality natural and organic products and dietary supplements, as well as our focus on providing nutritional education, differentiate us in the industry and provide a competitive advantage.

Regulation

Regulation in the industry is evolving and we are or may become subject to a variety of federal, state and local laws, rules and regulations, and moratoria applicable to data center development, the supply and use of electricity, grid interconnection, environmental compliance, land use and zoning. The Project is served by PSO, a regulated electric utility subsidiary of American Electric Power Company, Inc., operating within the Southwest Power Pool. Power supply, capacity and tariff arrangements at the Project Facility are subject to oversight by the Oklahoma Corporation Commission and, where applicable, the Federal Energy Regulatory Commission. To the extent we develop on-site generation or storage at any site, additional federal, state and local permitting, environmental and reliability requirements may apply.

In operating our full-service natural and organic grocery stores and dietary supplement stores, we work with reputable suppliers we believe comply with established regulatory and industry standards, and our purchasing department requires a complete supplier and product profile as part of our approval process. Our dietary supplement suppliers are expected to follow FDA current good manufacturing practices, supported by quality assurance testing of both base ingredients and finished products. We operate our stores in accordance with National Organic Program requirements, which restrict certain substances used in cleaning and pest control and impose detailed recordkeeping obligations. We sell meat naturally raised without hormones, antibiotics or treatments and that were not fed animal by-products, and we primarily sell USDA certified organic produce. Many of our suppliers are inspected and certified under the USDA National Organic Program, along with voluntary industry associations and other third-party auditing programs covering ingredients, manufacturing, and handling standards.

Human Capital Resources

As of the date hereof, we have approximately 442 employees. Our operations are conducted by our senior leadership team and a small number of additional employees and contractors. Day-to-day construction, commissioning and ongoing facility operations at the Project are performed by nationally recognized and highly experienced third-party partners under contractual arrangements. We expect to expand our internal capabilities across power, development, operations, finance and capital markets as our platform scales.

Cybersecurity

We are in the process of designing a cybersecurity program covering our information systems and operational technology, including administrative, physical and technical controls and incident response procedures. Under the Lease, the Tenant is responsible for the deployment, configuration and information security of its compute hardware. Site-level monitoring of electrical and mechanical systems at the Project Facility is supported by our third-party operations partner.

Properties

Our principal property is the Project Facility, described under “The Project Facility — Northeast Oklahoma” above. We lease our corporate headquarters.

Our grocery and dietary supplement retail business operates from numerous facilities in Florida, Virginia, New York, New Jersey, Kansas and Oklahoma. These leased facilities include our office location, warehouse and retail stores. In addition to real estate leases, the Company also leases mission-critical data center equipment under a long-term finance lease to support its corporate and store operations. As of the date hereof, we had 19 retail stores in Florida, New York, New Jersey, Virginia, Kansas and Oklahoma, which aggregate approximately 181,000 square feet, all of which are leased by our grocery stores.

Insurance

We maintain property and casualty insurance for the Project Facility consistent with industry practice for assets of this type, including replacement-cost all-risk property coverage, builder’s risk coverage during construction, general liability coverage and other customary lines, including cyber liability. We review coverage levels periodically and adjust them in consultation with our insurance advisors.

Environmental and Power Considerations

Our approach to environmental and energy considerations is grounded in responsible infrastructure design, operational efficiency, and reliable integration with regional electric grids. We develop and operate digital infrastructure on existing industrial and energy sites, prioritizing reuse of legacy assets and minimizing incremental land disturbance.

Our data center campuses are engineered to support high-density, mission-critical compute while emphasizing efficient power utilization, advanced cooling architectures, and resilient electrical design. These facilities are designed to operate with a range of long-duration power resources, including grid-supplied electricity and, where appropriate, on-site generation.

Our environmental focus is centered on disciplined development, efficient operations, and long-term infrastructure stewardship rather than reliance on any single energy source or environmental attribute.

Corporate Information

Host Digital Inc. (f/k/a Healthy Choice Wellness Corp.) was incorporated in the State of Delaware on September 26, 2022. As of the date hereof, our Common Stock trades on the NYSE American under the symbol “HCWC”. The symbol for our Common Stock will change to “HOST,” effective at the opening of trading on September 18, 2026.

Our principal executive offices are located at 3800 North 28th Way, Hollywood, Florida 33020, and our telephone number is (305) 600-5004. Our corporate website address is https://www.hostdigital.ai/. The information contained on or accessible through our website is not a part of this filing, and the inclusion of our website address in this filing is an inactive textual reference only.

RISK FACTORS

You should carefully consider the following risk factors. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to our business. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to realize the anticipated benefits of the Merger (as defined below), and may have a material adverse effect on the combined company and its financial condition or results of operations going forward. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by us which later may prove to be incorrect or incomplete. We may face additional risks and uncertainties that are not presently known to us, or that are currently deemed immaterial, which may also impair their business or financial condition.

You should also read and consider the risk factors specific to our pre-Merger business and operations that will affect the combined company after completion of the Merger. These risks are described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

For purposes of this section, references to “the Company”, “Host Digital”, “we”, “our” and “us” are to Host Digital Inc. (f/k/a Healthy Choice Wellness Corp.) and its subsidiaries.

Risks Related to the Merger

The market price of our Common Stock following the Merger may decline as a result of the Merger.

On September 17, 2026 (the “Closing Date”), we completed the previously announced Merger pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated May 27, 2026, by and among the Company, Healthy Choice Wellness II Corp., a Delaware corporation and wholly owned subsidiary of HCWC (“Merger Sub”), and Host LLC. On the Closing Date, pursuant to the Merger Agreement and on the terms and conditions set forth therein, Merger Sub merged with and into Host LLC, with Host LLC surviving the Merger as a wholly owned subsidiary of the Company (the “Merger”). In connection with the Merger, all of the Common Units and Preferred Units of Host Digital, in each case as defined in that certain Amended and Restated Limited Liability Company Agreement of Host LLC, dated effective as of February 13, 2026, outstanding immediately prior to the effective time of the Merger (the “Effective Time”), were converted into the right to receive shares of Class A common stock, par value $0.001 per share, of the Company (the “Common Stock”), or pre-funded warrants (“Pre-Funded Warrants”) to purchase Common Stock at an exercise price of $0.001 per share, in lieu of such shares of Common Stock.

The market price of our Common Stock may decline as a result of the Merger for a number of reasons including if:

●	investors react negatively to the prospects of the combined company’s business and financial condition following the Merger;

●	the effect of the Merger on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	the combined company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts.

Our stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If we are not able to realize the strategic and financial benefits currently anticipated from the Merger, our pre-Merger stockholders and the Host LLC members will have experienced substantial dilution of their ownership interests in their respective companies without receiving the expected commensurate benefit, or only receiving part of the commensurate benefit to the extent that the combined company is able to realize only part of the expected strategic and financial benefits currently anticipated from the Merger.

We may be unable to obtain project financing on acceptable terms within the timeframe required to consummate the acquisition of the Project Facility (as defined below), which could delay or prevent the development of the Project Facility.

The purchase price for the Project Facility, inclusive of the parking lot, is $27.7 million, which we intend to fund through project financing from one or more lenders in connection with the development of the Project Facility following the closing of the Merger. As of July 31, 2026, we had current assets of approximately $1,047,940 and had no committed financing facility in place for the acquisition of the Project Facility. Our ability to obtain project financing on acceptable terms will depend on a number of factors outside our control, including general credit market conditions, lender appetite for early-stage digital infrastructure development projects, interest rates, and the overall progress of the Project Facility’s development. There can be no assurance that we will be able to obtain project financing on acceptable terms, or at all. We must complete the acquisition of the Project Facility by September 26, 2026 pursuant to our purchase option under the Property Lease. We have the right to request two additional 30-day extensions of the purchase option deadline from the seller, if required. If we unable to consummate the acquisition of the Project Facility pursuant to its purchase option, it could adversely affect the timing and scale of the Project Facility’s development, or it could prevent the development of the Project Facility.

We do not own the development pipeline attributed to our Sponsor, and our Sponsor is under no obligation to contribute any of those assets to us.

The data center projects and development opportunities described as our “pipeline” are owned or controlled by Host Infrastructure Holdings LLC, an entity formed and controlled by the founders of Host LLC (the “Sponsor”), and are not owned by us. Under the Preferential Rights Agreement, we have a right of first offer and a right of first refusal with respect to the Sponsor’s project site acquisition subsidiaries (each, a “Project Subsidiary”). The Sponsor is under no obligation to develop, retain, market, or contribute any Project Subsidiary to us, may elect not to pursue or to abandon any project, and may dispose of Project Subsidiaries to third parties if we do not exercise our rights. As a result, none of the pipeline assets may ever be contributed to or acquired by us, and you should not assume that we will acquire any of them or realize any revenue, EBITDA, or other results attributed to them.

Our preferential rights are limited, and we may be unable to acquire Project Subsidiaries on favorable terms or at all.

Our rights under the Preferential Rights Agreement are limited to a right of first offer, exercisable within 30 days after the Sponsor markets or determines to contribute a Project Subsidiary, and a right of first refusal, exercisable within five days after the Sponsor receives an unsolicited third-party offer it desires to accept. The valuation and other terms of any proposed transaction are proposed by the Sponsor or a third party. If we do not timely exercise our rights, or if we fail to consummate a transaction within the prescribed period, the Sponsor may sell the applicable Project Subsidiary to a third party, and our rights with respect to that Project Subsidiary will not be reinstated. The Preferential Rights Agreement expires on the second anniversary of its effective date, after which we will have no contractual rights with respect to the Sponsor’s pipeline. Accordingly, our preferential rights may not result in any acquisitions, or in acquisitions on terms favorable to us, which may materially adversely impact our business and results of operations.

Our relationship with the Sponsor presents conflicts of interest.

The Sponsor is controlled by the founders of Host LLC, some of whom also serve as executive officers and/or employees of, and hold substantial equity interests in, the Company, including our chief executive officer. As a result, the same persons effectively control both the Sponsor and, to a significant extent, the Company. These persons will decide whether and when the Sponsor develops, markets, or contributes Project Subsidiaries, the valuation and terms proposed to us, and whether to transact with us or with third parties, and they may have economic and other incentives that differ from, or conflict with, the interests of our other stockholders. The Preferential Rights Agreement was not negotiated at arm’s length. Any transaction under the Preferential Rights Agreement will be subject to review and approval by a committee of independent directors in accordance with our related-person transaction policy; however, such procedures may not eliminate the conflicts described above.

We will require substantial additional capital to exercise our preferential rights and to acquire and develop any Project Subsidiary.

Even if we elect to acquire a Project Subsidiary, we will require substantial additional debt or equity financing to fund the acquisition and the subsequent site acquisition, development, construction, and commissioning, which financing may not be available on acceptable terms, or at all. Any such financing may be dilutive to our stockholders or increase our leverage and debt service obligations. For example, if we elect to acquire a Project Subsidiary, we may use shares of our capital stock as some or all of the consideration for such acquisition, which could cause immediate and significant dilution to our stockholders.

Absent any such financing described above, we may be unable to fund an acquisition even where we wish to exercise our preferential rights.

Pipeline information, including any projected capacity, contracted values, delivery dates, or any other financial metrics, is illustrative and subject to significant uncertainty.

Any information regarding the Sponsor’s potential development pipeline, including projected power capacity, in-service or delivery dates, contracted values, and any projected financial metrics, is illustrative only, is based on assumptions and estimates that are inherently uncertain, and does not represent our assets or results. These Project Subsidiaries are held or controlled by the Sponsor, and not by us, and our ability to acquire these assets is subject to the Preferential Rights Agreement. The Project Subsidiaries are at varying and preliminary stages of development; may not be subject to signed leases (and any leases may be terminated or may not commence); require power, permitting, site control, construction, and financing that may not be obtained; and are subject to the risk that they are never contributed to or acquired by us. Actual results may differ materially from any pipeline information, and you should not place undue reliance on it.

The negotiated base price for Host LLC reflects a discount to a third-party indicated valuation range that may not be realized.

Our disclosure references an indicated valuation range for the Project Facility provided by Newmark of approximately $676 million to $954 million (based on an indicated capitalization rate range of 5.0% to 6.5%), and a negotiated base price of $425 million representing an implied discount to that range. The indicated valuation is an estimate based on assumptions regarding capitalization rates, contracted cash flows, development, and market conditions, any of which may prove incorrect. It does not represent an offer to purchase or a determination of fair value, and we may be unable to realize the indicated value, or any premium to our negotiated base price, upon a sale, financing, or otherwise. You should not rely on the indicated valuation range or the implied discount as an indication of the value of our Common Stock.

The credit support for our anchor lease has not yet taken effect, and we may not obtain investment-grade backstop or guaranty arrangements if we do not consummate our project financing.

Our Lease is described as backstopped by, or supported by the credit of, an investment-grade technology company. As of the date hereof, the backstop arrangement has not yet taken effect and is subject to the completion of our anticipated project financing. There can be no assurance that the backstop arrangement will commence, that any backstop provider will maintain an investment-grade rating, or that the credit support will be sufficient. If the credit support is not obtained or proves inadequate, our exposure to the tenant’s credit, the value of the Lease, and our ability to obtain project financing could be materially and adversely affected.

Our Common Stock ownership is highly concentrated, and a small number of holders will control matters submitted to stockholders.

Following the Merger, our chief executive officer, the other founders of Host LLC and other insiders hold a substantial majority of our outstanding common stock, with Mr. Samra and Mr. Thomas each holding approximately 38%, and our directors and executive officers as a group holding approximately 76%. As a result, these holders, acting together, will be able to control or significantly influence the outcome of matters submitted to our stockholders, including the election of directors and the approval of significant transactions, and their interests may differ from those of our other stockholders. This concentration of ownership may also limit the liquidity of, and adversely affect the market price of, our Common Stock.

Litigation relating to the Merger could require us to incur significant costs and suffer management distraction.

We could be subject to demands or litigation relating to the Merger, even after consummation. In the past, securities class action or shareholder derivative litigation often follows certain significant business transactions, such as the announcement of a merger. Litigation is often expensive and diverts management’s attention and resources, which could adversely affect our business. Insurance may not be sufficient to cover all costs or damages related to this type of litigation.

The unaudited pro forma financial information included in our filings may not necessarily reflect our operating results and financial condition following the Merger.

The unaudited pro forma condensed combined financial information (“pro forma financial information”) included in our filings with the U.S. Securities and Exchange Commission (the “SEC”) is derived from separate historical consolidated financial statements of the Company (pre-Merger) and Host LLC. The preparation of this pro forma financial information is based upon available information and certain assumptions and estimates that we currently believe are reasonable. These assumptions and estimates may not prove to be accurate, and this pro forma financial information does not necessarily reflect what the combined company’s results of operations and financial position would have been had the Merger been completed on the relevant dates assumed and the assumptions and estimates were to prove accurate, or what our results of operations or financial position will be in the future.

The Merger could result in significant tax liability, and we may be obligated to indemnify HCMC for any such tax liability imposed on HCMC.

The completion of the Merger was conditioned upon the receipt by us and Host LLC of (a) an opinion to the effect that, for U.S. federal income tax purposes, the Merger qualified as a transaction under Section 351(a) of the Code (the “Merger Tax Opinion”), and (b) an opinion to the effect that, among other things, for U.S. federal income tax purposes, the Merger did not affect the tax-free status of certain prior transactions, including the Spin-Off (as defined below) (the “Spin-Off Tax Opinion”).

In rendering the Merger Tax Opinion and the Spin-Off Tax Opinion, tax counsel relied on, among other things, (1) customary representations and covenants made by Host LLC, us, and Healthier Choices Management Corp. (“HCMC”) and (2) specific assumptions. If any of those representations, covenants or assumptions were inaccurate, or the facts upon which either the Merger Tax Opinion or the Spin-Off Tax Opinion were based were materially different from the facts at the time of the transactions, the conclusions expressed in such opinions may be incorrect and the transactions may not qualify (in whole or part) for tax-free treatment. Opinions of counsel are not binding on the IRS. As a result, such conclusions therein could be challenged by the IRS, and if the IRS prevails in such a challenge, the consequences to us and our stockholders could be materially less favorable than anticipated.

Furthermore, HCMC announced on August 22, 2022 that its Board of Directors approved the separation of the grocery business, including wellness business, into an independent, publicly traded company (the “Spin-Off”). Prior to the Spin-Off, we were a subsidiary under HCMC. On September 13, 2024, after the NYSE American (“NYSEAM”) market closing, the Spin-Off of the Company business was completed. On September 14, 2024, we became an independent, publicly traded company, and on September 16, 2024, our Common Stock commenced trading on the NYSEAM under the stock ticker “HCWC.”

We and HCMC entered into a tax matters agreement, dated as of December 11, 2023, governing the respective rights, responsibilities and obligations of us and HCMC after the Spin-Off with respect to certain tax matters (the “Tax Matters Agreement”). The Tax Matters Agreement imposes certain restrictions on us and its subsidiaries that are designed to preserve the tax-free status of the Spin-Off and certain related transactions. The Merger was subject to these restrictions under the Tax Matters Agreement. In particular, under the Tax Matters Agreement, we were not permitted to complete the Merger without the consent of HCMC, which consent was obtained subject to satisfaction of certain conditions.

In particular, under the Tax Matters Agreement, the Merger was permitted on the condition that we provided HCMC with an Unqualified Tax Opinion (as defined in the Tax Matters Agreement) in form and substance satisfactory to HCMC in its sole and absolute discretion addressing the consequences of the Merger on the Spin-Off. We delivered to HCMC, with respect to the Merger, the Spin-Off Tax Opinion, which was intended to be an Unqualified Tax Opinion. HCMC has reviewed the Spin-Off Tax Opinion, accepted it as an Unqualified Tax Opinion, and consented to the completion of the Merger under the Tax Matters Agreement. Notwithstanding our delivery of such Unqualified Tax Opinion, we remain obligated under the Tax Matters Agreement to indemnify HCMC for certain tax liabilities imposed on HCMC as a result of the Merger.

Even if the Merger otherwise qualified generally for non-recognition treatment under Section 351(a) of the Code, the Distribution (as defined in the Tax Matters Agreement) would be taxable to HCMC (but not to our stockholders who received our stock in the Spin-Off) pursuant to Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the our stock or the stock of HCMC, directly or indirectly, as part of a plan or series of related transactions that includes the Spin-Off. For this purpose, any acquisitions of our or HCMC common stock within the period beginning two years before the Spin-Off and ending two years after the Spin-Off are presumed to be part of such a plan, although we, HCMC, or Host LLC, as the case may be, may be able to rebut that presumption, depending on the facts and circumstances. For purposes of this test, the Spin-Off Tax Opinion concluded that the Merger will not be treated as part of such a plan. If the IRS determines that the Merger or other acquisitions of our Common Stock or HCMC common stock, either before or after the Spin-Off, are part of a plan or series of related transactions that included the Spin-Off, such determination, if sustained, could result in the recognition of a material amount of taxable gain by HCMC under Section 355(e) of the Code. In general, under the Tax Matters Agreement, we are liable for any taxes imposed on, and certain related amounts payable by, HCMC that arise from the failure of the Spin-Off, together with certain related transactions, to qualify as a tax-free transaction for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to our Common Stock or assets or business (such as the Merger), or a breach of relevant representations or covenants made by us in the Tax Matters Agreement.

In addition, changes in tax law could adversely affect the intended tax treatment of the completed Merger or could adversely affect the ability to rely on the Merger Tax Opinion and Spin-Off Tax Opinion.

The Merger may have resulted in the termination of any consolidated group of which were the common parent.

For certain U.S. federal income tax purposes, the Merger may constitute a “reverse acquisition” described in Treasury Regulations Section 1.1502-75(d)(3). As required under these regulations, for certain consolidated return compliance following the Merger, Host Digital may calculate and file consolidated tax returns as though Host LLC is the parent of the consolidated group of which we are a part. In addition, the Merger may result in the termination of any U.S. affiliated group as defined in Section 1502 of the Code of which we are the common parent, in accordance with Treasury Regulations Section 1.1502-75(d). Such termination may have a range of U.S. federal income tax consequences, including costs or expenses associated with modifying or otherwise preparing certain tax returns.

Our ability to use net operating losses (“NOLs”), research and development tax credits and other tax attributes to offset future taxable income may be subject to certain limitations.

In general, under Sections 382 and 383 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize certain pre-change NOLs, tax credits, or or other tax attributes to offset future taxable income or taxes. For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a specified testing period. We have not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to the significant complexity and cost associated with such a study. The Merger is expected to have constituted an ownership change with respect to us and accordingly our utilization of our NOLs, research and development tax credit carryforwards and other tax attributes would be subject to an annual limitation under Section 382 of the Code. Any limitation may result in expiration of a portion of the NOLs, research and development tax credit carryforwards or other tax attributes before utilization. In addition, NOLs, tax credits or other tax attributes may also be impaired under state law. Accordingly, we may not be able to utilize a material portion of certain NOLs, tax credits, or other tax attributes. Future changes in our stock ownership, some of which may be outside our control, could result in additional ownership changes and could further limit our ability to utilize these tax attributes.

Our shares of Common Stock and Company Units of Host LLC may constitute a United States real property interest before or after the Merger.

Our shares of Common Stock and the Company Units previously outstanding in Host LLC may have constituted a United States real property interest (a “USRPI”) by reason of Host LLC’s status as a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (a “USRPHC”), at any time within the shorter of the five-year period preceding the Merger or a non-U.S. Holder’s holding period with respect to the applicable shares of Host Digital (the “Relevant Period”). Generally, a corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that prior to the Merger, neither the Company nor Host LLC was a USRPHC during the Relevant Period. However, because the determination of whether an entity is a USRPHC depends on the fair market value of its U.S. real property interests relative to the fair market value of its other business assets, and because the determination of whether certain assets constitute U.S. real property interests may be uncertain, there can be no assurance that the Company or Host LLC was not a USRPHC, whether before or after the Merger. If Host LLC was a USRPHC during the Relevant Period, we would have been required to withhold and remit to the IRS tax in respect of the Merger Consideration paid to non-U.S. Holders of Company Units. Host LLC believed it was not a USRPHC and, as a condition to completing the Merger, delivered to us certain certifications that it had not been a USRPHC during the Relevant Period. As a result, we did not withhold in respect of the Merger Consideration. If the IRS disagrees and asserts that we were required to withhold, we and Host LLC may be liable for certain taxes, interest and penalties which could negatively impact our earnings and financial condition.

In addition, our asset composition may change significantly over time, including as we acquire, develop and own additional data center properties and related infrastructure. Accordingly, even if we are not a USRPHC today, there can be no assurance that we will not become a USRPHC in the future.

Acquisitions may expose us to inherited tax liabilities, uncertain tax attributes and other adverse tax consequences.

As part of our business strategy, we may acquire entities or assets, including data center sites, power-related entities and other infrastructure. In connection with such acquisitions, we may succeed to historical tax liabilities or tax attributes of an acquired entity, assume tax risks relating to periods before the acquisition, or become responsible for unpaid taxes, interest or penalties attributable to the acquired entity or assets. Contractual indemnities or other protections, if any, may be unavailable or insufficient to protect us from these liabilities. Acquisitions may also affect the tax basis of acquired assets, the timing or amount of depreciation or amortization deductions, the availability or utilization of tax attributes, or other tax consequences in ways that differ from our expectations. Any such liabilities or adverse tax consequences could materially adversely affect our business, financial condition, results of operations and cash flows.

Risks Related to our Business, Financial Position and Capital Requirements

Our subsidiary Host LLC is at an early stage of development of its business with no material operating history or revenues.

Host LLC is an early stage company with a limited operating history and no history of generating material revenue from operations. Host LLC is subject to the risks and uncertainties of a new business, including the risk that it may never further develop, complete development of or successfully market any of its proposed services. Host LLC’s business model, which is focused on the development, ownership and operation of data center infrastructure supporting AI and HPC workloads, remains unproven. Host LLC has not yet completed development of its initial project, entered into a binding long-term customer lease, or commenced material revenue-generating operations. As a result, Host LLC’s historical financial and operating information may not be meaningful for evaluating its business or prospects, and investors may have limited information upon which to assess Host LLC’s ability to successfully develop and operate its business. Host LLC’s future success will depend on a number of factors, many of which are beyond its or our control, including its ability to complete construction of its initial facility, secure customers, obtain financing, access sufficient electrical power and effectively manage growth. Host LLC may not successfully execute its business plan, and its business may never achieve commercial success.

Host LLC has not commenced material revenue-generating operations and has not achieved or maintained. and may never achieve or maintain, profitability, which may have a material adverse impact on our business, financial condition and results of operations.

Host LLC has not commenced material revenue-generating operations and has incurred losses since inception. Following the Merger, we expect to incur substantial operating expenses and capital expenditures as we pursue development of our initial data center facility and broader infrastructure platform. Our ability to achieve profitability will depend on numerous factors, including our ability to execute any future leases with a creditworthy tenant, complete development and commissioning of the Project Facility on a timely and cost-effective basis, obtain sufficient financing, manage operating costs and successfully compete in the evolving AI and HPC infrastructure market. Even if we begin generating revenue from our data center operations, we may not be able to achieve or sustain profitability. In addition, our costs may increase significantly over time as we expand operations, hire additional personnel and develop additional projects.. If we are unable to generate sufficient revenues to offset our costs, our business, financial condition and results of operations could be materially adversely affected.

We may be unable to access sufficient additional capital needed to grow our business.

Our post-Merger business plan requires substantial additional capital. We expect to need to raise substantial additional capital to acquire the property for our Project Facility, complete construction and commissioning of the Project Facility, support working capital needs, and pursue development opportunities. We currently expect that our future liquidity needs will be funded through a combination of project financing, equity financings, debt financings, and, eventually, cash flows from operations. However, there can be no assurance that such financing will be available on acceptable terms, or at all. Our ability to raise capital may be adversely affected by many factors, including general market conditions, volatility in the technology, digital infrastructure and AI sectors, rising interest rates, lender appetite for data center development projects, construction and execution risks, and its limited operating history. If we are unable to obtain sufficient financing when needed, we may be required to delay, scale back or abandon one or more projects, reduce operations, sell assets, issue equity securities on dilutive terms or cease operations altogether.

Our near-term business plan depends substantially on the successful development and delivery of a single initial project in northeast Oklahoma.

Our near-term business prospects depend substantially on the successful development, completion and delivery to the Tenant of our initial project located in northeast Oklahoma. We currently expect the Project Facility to be our principal operating asset and primary source of anticipated future revenue in the near term. As a result, our business is highly concentrated and exposed to risks affecting a single facility, including construction delays, cost overruns, equipment failures, utility service interruptions, permitting or regulatory issues, customer concentration, adverse weather events, operational disruptions and changes in market demand for AI and HPC infrastructure. Any failure to successfully complete, lease, operate or expand the Project could materially and adversely affect our business, financial condition, results of operations and growth prospects.

Any delays or unexpected costs implementing the Project or our future developments may delay and harm our growth prospects, future operating results and financial condition.

The development of the Project Facility involves significant risks and uncertainties. Construction and commissioning of data center infrastructure is complex and capital intensive and may be adversely affected by numerous factors, including those associated with:

●	delays in obtaining permits or approvals;

●	labor shortages;

●	federal, state, or local/municipal governmental legislation, rules, executive orders, actions, or moratoria being determined to apply to the Project, resulting in, among other things, delays or denials of entitlements or permits, including zoning, siting, utility and other permits, or other delays resulting from requirements of public agencies and utility companies;

●	budget overruns, increased prices for raw materials or building supplies, or lack of availability and/or increased costs for specialized data center components, including long lead time items such as generators;

●	construction site accidents and other casualties;

●	labor availability, costs, disputes and work stoppages with contractors, subcontractors or others that are constructing the project;

●	failure of contractors to perform on a timely basis or at all, or other misconduct on the part of contractors;

●	access to sufficient power and related costs of providing such power to Host Digital’s customers;

●	environmental issues;

●	supply chain constraints;

●	fire, flooding, earthquakes and other natural disasters; and

●	geological, construction, excavation and equipment problems.

In addition, the Project Facility is being retrofitted from an existing energized site for AI/HPC workloads, which may involve additional design, integration and operational complexities. Any delays in construction, energization, commissioning or tenant readiness could delay revenue generation, increase project costs and impair our ability to satisfy contractual obligations or obtain additional financing. Any material delay or cost overrun could materially adversely affect our business, financial condition, results of operations and growth prospects.

We expect to depend heavily on a single tenant for substantially all near-term revenue.

On August 7, 2026, we entered into a 15-year lease with one of the world’s largest privately-held cloud infrastructure companies, pursuant to which we will provide 43 MW of critical IT load capacity at the Project Facility. We currently expect that substantially all of our anticipated near-term revenue will be derived from the single tenant at the Project. We currently expect to deliver the Project Facility to the tenant by the end of the first quarter of 2027, subject to completion of our construction efforts, and prior to such time, we will not generate any revenue from the Lease. As a result, our business will be highly dependent on the financial condition, operational performance and contractual compliance of a single customer and its affiliate guarantor. The loss of such tenant, the failure of the tenant to commence occupancy or operations as expected, a reduction in the tenant’s compute usage or infrastructure requirements, or any deterioration in the tenant’s or guarantor’s creditworthiness could materially adversely affect our revenues, cash flows and ability to satisfy its financial obligations. In addition, because our near-term customer base is expected to be highly concentrated, we may have limited leverage in negotiating commercial terms and may be more vulnerable to customer-specific operational or strategic decisions. Any adverse change affecting such tenant or guarantor could materially adversely affect our business, financial condition and results of operations.

We are subject to risks associated with our need for significant electrical power.

Our business depends on the availability of significant amounts of reliable electrical power. AI and HPC data center operations are highly energy intensive, and our ability to develop and operate facilities depends on obtaining sufficient electrical capacity from utilities and other power providers. If we are unable to continue to obtain sufficient electrical power, we may not realize the anticipated benefits of our significant capital investments.

Additionally, our operations could be materially adversely affected by prolonged power outages. Although our data center campuses are designed to operate with a range of long-duration power resources, including grid-supplied electricity and, where appropriate, on-site generation, the availability of electrical power may be limited by grid constraints, transmission congestion, interconnection delays, utility allocation policies, generation shortages, regulatory restrictions, severe weather events or competing demand from other users. Therefore, we may have to reduce or cease our operations in the event of an extended power outage, or as a result of the unavailability or increased cost of electrical power. If this were to occur, our business and results of operations could be materially and adversely affected.

We depend upon third-party suppliers for power, and are vulnerable to service failures by such suppliers and to volatility in the supply of power in the open market.

We rely on third-party utility providers and other energy suppliers to provide power to its facilities. The Project Facility is served by Public Service Company of Oklahoma, and we cannot ensure that these third parties will deliver such power in adequate quantities or on a consistent basis. We are also reliant on third parties to deliver additional power capacity to support the growth of our business. If the amount of power available to us is inadequate to support our customer requirements, we may be unable to satisfy our obligations to our customers or grow our business. In addition, our data centers may be susceptible to power shortages and planned or unplanned power outages caused by these shortages. Power outages may last beyond our backup and alternative power arrangements, which would harm our customers and our business. Any loss of services or equipment damage could adversely affect both our ability to generate revenues and its operating results, harm our reputation and potentially lead to customer disputes or litigation.

Because electrical power is a significant component of data center operations, any reduction in power availability could materially adversely affect our business, financial condition and results of operations.

We have an evolving business model that is subject to various uncertainties.

Our business model continues to evolve, and our long-term strategy, operational structure and market positioning may change over time as we respond to technological developments, customer requirements, financing conditions and competitive pressures. Our strategy involves developing and operating infrastructure supporting AI and HPC workloads, including the potential use of behind the meter generation and repurposed industrial infrastructure. Because our business is at an early stage of development, we may modify our development plans, customer strategy, operational approach, financing structure or expansion plans in ways that may not be successful. In addition, portions of our current site infrastructure have historically supported digital asset mining activities, and we are transitioning the facility toward AI/HPC use cases. There can be no assurance that our business model will achieve market acceptance, generate anticipated returns or successfully adapt to changes in technology, customer demand or industry conditions. Any failure to successfully execute our evolving strategy could materially adversely affect our business, financial condition and results of operations.

We are subject to a highly evolving regulatory landscape and any adverse changes to certain laws or regulations could adversely affect its customers and its business, prospects or operations.

Our business is subject to extensive laws, rules and regulations relating to data center development, electricity usage, environmental compliance, energy generation, data protection, cybersecurity and tax. Many of these legal and regulatory regimes were adopted prior to the advent of the internet, mobile technologies, digital assets and related technologies. As a result, they do not contemplate or address unique issues associated with the data center economy, are subject to significant uncertainty, and vary widely across U.S. federal, state and local and international jurisdictions. These legal and regulatory regimes, including the laws, rules and regulations thereunder, evolve frequently and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another.

Moreover, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of the digital asset economy requires us to exercise judgment as to whether certain laws, rules and regulations apply to us or our customers, and it is possible that governmental bodies and regulators may disagree with our or our customers’ conclusions. To the extent we or our customers have not complied with such laws, rules and regulations, we could be subject to significant fines and other regulatory consequences, which could adversely affect our business, prospects or operations. As digital assets have grown in popularity and in market size, the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the Commodity Futures Trading Commission, the SEC, the Financial Crimes Enforcement Network and the Federal Bureau of Investigation) have begun to examine the operations of such digital asset technologies, including regarding the energy consumption and environmental impact associated with AI and data center infrastructure. For example, power supply, capacity and tariff arrangements at the Project Facility are subject to oversight by the Oklahoma Corporation Commission and, where applicable, the Federal Energy Regulatory Commission. To the extent we develop on-site generation or storage at any site, additional federal, state and local permitting, environmental and reliability requirements may apply.

Ongoing and future regulatory actions could effectively prevent our mining operations, limiting or preventing future revenue generation or rendering our operations obsolete. Such actions could severely impact our ability to continue to operate and our ability to continue as a going concern or to pursue our strategy at all, which would have a material adverse effect on our business, prospects or operations.

We may not be able to compete with other companies, some of which have greater resources and experience.

The markets for AI, HPC and other digital infrastructure services are highly competitive and rapidly evolving. We may not be able to compete successfully against present or future competitors, including data center REITs, independent data center developers and colocation providers, hyperscale cloud companies, infrastructure funds, AI cloud providers and private developers or other operators of powered infrastructure assets. Many of our competitors have substantially greater financial, technical, operational and marketing resources than we do, as well as longer operating histories, more established customer bases, larger development pipelines and greater access to capital. In addition, certain hyperscale cloud providers and technology companies may continue to develop and operate their own infrastructure rather than lease capacity from third parties such as us.

With the limited resources we have available, we may experience great difficulties in expanding and improving our services and product offerings to remain competitive. Competition from existing and future competitors, particularly those that have access to competitively priced energy, could result in our inability to secure acquisitions and partnerships that it may need to expand its business in the future. This competition from other entities with greater resources, experience and reputations may result in our failure to maintain or expand its business, as we may never be able to successfully execute our business plan. If we are unable to expand and compete effectively, secure customers and develop projects on attractive terms, our business, results of operations and financial condition could be materially adversely affected.

We are substantially dependent on our ability to maintain a commercial relationship with a single tenant and if we are unable to do so, our business, financial condition and results of operations could be materially adversely affected.

We have entered into the Lease for the Project Facility with a single tenant, whose obligations under the Lease are backed by an affiliate guarantor. The Project Facility may be our only contracted asset in the immediate term, and if so substantially all of our near-term contracted revenue may be attributable to the single tenant and its affiliate guarantor. The loss of, or a material adverse change in the credit quality of, the tenant or its affiliate guarantor would have a material adverse effect on us.

Risks Relating to the Market for Our Common Stock and Listing

Raising additional capital may cause dilution to our existing stockholders and may restrict our operations.

We may raise additional capital at any time and may do so through one or more financing alternatives, including public or private sales of equity or debt securities directly to investors or through underwriters or placement agents. Raising capital through the issuance of common stock (or securities convertible into or exchangeable or exercisable for shares of our common stock) may depress the market price of our stock and may substantially dilute our existing stockholders. In addition, our board of directors may issue preferred stock with rights, preferences and privileges senior to those of the holders of our Common Stock. Debt financings could involve covenants that restrict our operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of our assets, as well as prohibitions on our ability to create liens or make investments and may, among other things, preclude us from making distributions to stockholders (either by paying dividends or redeeming stock) and taking other actions beneficial to our stockholders. In addition, investors could impose more one-sided investment terms on companies that have or are perceived to have limited remaining funds or limited ability to raise additional funds. The lower our cash balance, the more difficult it is likely to be for us to raise additional capital on commercially reasonable terms, or at all.

The future exercise of registration rights may adversely affect the market price of our Common Stock.

In connection with the Merger, we have entered into Registration Rights Agreements, each dated September 17, 2026 (the “Registration Rights Agreements”) with certain of our stockholders (each, a “Holder”). Pursuant to the Registration Rights Agreements, we are obligated to prepare and file a shelf registration statement covering the resale by the Holders of covered shares of Common Stock within 30 calendar days following the closing of the Merger. Certain Holders will also be entitled to demand that we engage in an underwritten offering or shelf takedown of their shares of Common Stock. The presence of these additional shares of Common Stock trading in the public market or the expectation that the Holders plan to sell some or all of their shares may have an adverse effect on the market price of our Common Stock.

If we fail to maintain compliance with the NYSE American continued listing standards, the NYSE American may delist our Common Stock, which could materially and adversely affect our Company, the market price of our Common Stock and your ability to sell your shares.

Our Common Stock is currently listed on NYSE American. To maintain this listing, we must satisfy continued listing requirements and standards. If we fail to maintain compliance with the NYSE American continued listing standards, NYSE American may delist our Common Stock.

The delisting of our Common Stock could materially and adversely affect us by, among other things, reducing the liquidity and market price of our Common Stock; reducing the number of investors willing to hold or acquire our Common Stock, which could negatively impact our ability to raise equity financing; decreasing the amount of news and analyst coverage of us; and limiting our ability to issue additional securities or obtain additional financing in the future. In addition, delisting from the NYSE American may negatively impact our reputation and, consequently, our business and operations.

The stock price and trading volume for our securities may be volatile, which could result in substantial losses to investors.

The trading price for our Common Stock may be volatile and subject to wide fluctuations in response to factors, some of which are beyond our control, including the following:

●	developments relating to the closing of the Merger, including our ability to successfully integrate the business and operations of Host LLC, to execute the combined company’s business strategy and to realize the anticipated benefits of the Merger;

●	actual or anticipated sales of shares of our Common Stock under any equity financings, and the potential dilutive effect of such transactions;

●	changes in earnings estimates or recommendations by securities analysts;

●	changes in applicable laws or regulations affecting our business;

●	general economic, industry and market conditions;

●	low trading volume of our Common Stock; or

●	the other factors described in the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2025 and in subsequent filings.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. As a result, to the extent stockholders sell our securities in negative market fluctuation, they may not receive a price per share that is based solely upon our business performance. We cannot guarantee that stockholders will not lose some of their entire investment in our securities.

We do not intend to pay dividends on our Common Stock, so any returns will be limited to the value of our stock.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock.

Future sales of our Common Stock in the public market, or the perception that such sales could occur, could cause our stock price to fall.

Sales of a substantial number of shares of our Common Stock or other equity-related securities in the public market could occur at any time. These sales, or the perception that such sales could occur, could depress the market price of our Common Stock and impair our ability to raise capital through the sale of additional equity securities. We may sell large quantities of our Common Stock at any time pursuant to one or more separate offerings. We cannot predict the effect that future sales of Common Stock or other equity-related securities would have on the market price of our Common Stock.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following describes transactions since January 1, 2025, and currently proposed transactions, to which we or our subsidiaries were or are to be a participant, in which the amount involved exceeded or will exceed $120,000, and in which any related person had or will have a direct or indirect material interest, other than compensation arrangements described elsewhere.

The Merger and Merger Consideration

In connection with the Merger, Mr. Samra, our Chief Executive Officer, and Mr. Thomas received Merger Consideration representing an aggregate of approximately 76% of our outstanding common stock (or approximately 44% assuming exercise of all of the Pre-Funded Warrants).

Preferential Rights Agreement

In connection with the Merger, we entered into a Preferential Rights Agreement with Host Infrastructure Holdings LLC, a Delaware limited liability company formed by the founders of Host LLC (the “Sponsor”), which holds project site acquisition companies (each, a “Project Subsidiary”). The Sponsor is controlled by the founders of Host LLC. Under the agreement, if the Sponsor markets or determines to contribute, sell, or otherwise dispose of a Project Subsidiary, we have a right of first offer (exercisable within 30 days) on the Sponsor’s proposed terms, and if the Sponsor receives an unsolicited third-party offer it desires to accept, we have a right of first refusal (exercisable within five days) on the same terms. Project Subsidiaries formed or acquired by the Sponsor after the effective date are automatically included. The Sponsor is under no obligation to develop, retain, market, or contribute any Project Subsidiary to us; if we do not exercise our rights, the Sponsor may transact with third parties, and our rights are not reinstated. The agreement expires on the second anniversary of its effective date. We do not own the Project Subsidiaries or the Sponsor’s pipeline, and no assurance can be given that any Project Subsidiary will be contributed to, or acquired by, us. See “Risk Factors” above.

Registration Rights Agreements; Lock-Up Agreements

In connection with the Merger, we entered into a Registration Rights Agreements certain holders of our Common Stock, including Mr. Samra and Mr. Thomas as well as certain of our former executive officers prior to the Merger, providing for the resale registration of their shares.

In connection with the signing of the Merger Agreement, we entered into lock up agreements with our directors and executive officers.

Incentive Awards

In connection with the Closing, we awarded an aggregate of 342,864 shares of Common Stock to certain employees and officers pursuant to the Merger Agreement, including awards to Mr. Ollet.

Indemnification Agreements

In connection with the Closing, we entered into indemnification agreements with each of our directors and executive officers and certain non-executive officers as of the Closing.

Policies and Procedures for Related Person Transactions

Our Board has adopted a written related person transaction policy under which our audit committee reviews and approves or ratifies transactions in which we are a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest, considering, among other things, whether the terms are no less favorable than those available from an unaffiliated third party. Any transaction under the Preferential Rights Agreement will be subject to this policy.